UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 11, 2021

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Pulse Biosciences, Inc.

(Exact name of registrant as specified in its charter)

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Delaware	001-37744	46-5696597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3957 Point Eden Way

Hayward, California 94545

(Address of principal executive offices) (Zip code)

(510) 906-4600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PLSE	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☒

Item 1.01 Entry into a Material Definitive Agreement

On March 11, 2021, Pulse Biosciences, Inc. (the “Company”) and Robert W. Duggan, Chairman of the Board of Directors of the Company, entered into a Loan Agreement (the “Loan Agreement”).

Under the Loan Agreement, Mr. Duggan has committed to provide, subject to certain conditions, an unsecured term loan facility in an original aggregate principal amount of $41 million to the Company. The Loan Agreement will bear interest at a rate per annum equal to 5.0%, payable quarterly commencing on July 1, 2021. The interest rate payable under the Loan Agreement increases to 7.0% upon the occurrence of an Event of Default or a Material Adverse Effect, each as defined in the Loan Agreement.

All unpaid principal amount of the Loan Agreement, together with any then unpaid and accrued interest, shall be payable at the earlier of (i) June 11, 2022 or (ii) when, upon the occurrence and during the continuance of an Event of Default, such amounts are declared due and payable by Mr. Duggan or made automatically due and payable, in each case, in accordance with the terms thereof, including any applicable cure periods as set forth in the Loan Agreement. A late payment fee equal to 2.0% will be applied to any payments received later than one (1) business day after the expiration of the applicable cure period.

Upon five business days prior written notice to Mr. Duggan, the Company may prepay all or any portion of the amounts borrowed under the Loan Agreement, without premium or penalty.

The Loan Agreement contains certain representations and warranties of the Company and subjects the Company to certain affirmative and negative covenants, including limitations on the Company’s ability to transfer or dispose of assets, merge with or acquire other companies, and incur additional indebtedness and liens. The Loan Agreement also contains certain lending conditions, and indemnification obligations of the Company with respect to Mr. Duggan.

In addition, the Loan Agreement contains certain Events of Default, including: (i) failure to pay any of the amounts due under the Loan Agreement within five (5) days of written notice by Mr. Duggan thereof; (ii) entry into any agreement or arrangement to transfer all or substantially all of the Company’s assets in violation of the terms of the Loan Agreement without Mr. Duggan’s prior written consent; (iii) material errors in any representation or warranty made by the Company under or in connection with any Loan Document (as defined in the Loan Agreement) to which it is a party; (iv) failure to perform or observe any term, covenant or agreement contained in the Loan Agreement or in any other Loan Document to which the Company is a party within ten (10) days after written notice by Mr. Duggan thereof; (v) failure to pay amounts due and payable on any indebtedness of the Company after expiration of any applicable grace periods, or occurrence and continuation past any applicable grace period of any other event of default under such indebtedness; (vi) if any Loan Document or any interest of Mr. Duggan thereunder is terminated, invalidated, void or unenforceable or the Company fails to perform any obligation thereunder; (vii) a change of control of the Company, (viii) the Company’s initiation of voluntary bankruptcy or insolvency proceedings; or (ix) the commencement of involuntary bankruptcy or insolvency proceedings.

Because the transaction described above is between the Company and Mr. Duggan, Chairman of the Board of Directors, the Company’s independent directors unanimously approved the Loan Agreement and the transactions contemplated thereby.

The foregoing descriptions of the Loan Agreement and the transactions contemplated thereby are not complete and are subject to and qualified in their entirety by reference to the Loan Agreement attached hereto as Exhibit 10.1, and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to the disclosure set forth under Item 1.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description
10.1	Promissory Note, dated as of March 11, 2021, by and between Pulse Biosciences, Inc. and Robert W. Duggan.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PULSE BIOSCIENCES, INC.

By:	/s/ Sandra A. Gardiner
Sandra A. Gardiner Chief Financial Officer, Executive Vice President of Finance and Administration, Secretary and Treasurer (Principal Financial and Accounting Officer)

Date: March 11, 2021